Exhibit 99.1

IRADIMED CORPORATION Resumes Domestic Distribution of Infusion Pumps

Winter Springs, Florida, December 22, 2014 — IRADIMED CORPORATION (NASDAQ:IRMD), the only provider of non-magnetic intravenous (IV) infusion pump systems for use during magnetic resonance imaging (MRI) procedures, announced today that it has resumed domestic distribution of its MRI compatible MRidium 3860 IV infusion pump systems.

This follows a September 2, 2014 announcement that the Company received a warning letter from the FDA requesting that it cease commercial distribution of its MRI IV infusion pumps and submit a 510(k).  Upon receipt of the warning letter, the Company immediately ceased domestic shipments and began preparing a 510(k) submission.  The Company submitted the 510(k) on November 24, 2014 and it was formally accepted for review by the FDA on December 12, 2014.  During the FDA’s review of the submission, the Company has resumed sales and domestic distribution of its MRidium 3860 IV infusion pump systems.  The separately sold DERS (Dose Error Reduction System) option (P/N 1145) will not be made available again until the pending 510(k) is cleared by the FDA.  The FDA is aware of the Company’s resumption of sales and domestic distribution of the 3860 MRI IV infusion pump systems and the Company’s continued withholding of the DERS option.  The Company stated it will continue to work with the FDA as it conducts its review of the 510(k) submission.

Chris Scott, the Company’s CFO stated, “Given the timing of this step we expect a marginal increase in revenue and earnings for the fourth quarter 2014 compared to our guidance and expect to issue 2015 revenue and earnings guidance on January 12th.”

Forward-Looking Statements

This press release includes forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding expectations about future events affecting the Company and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control and could cause the Company’s actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various factors, including but not limited to: risks related to the Company’s ability to receive clearance of its 510(k) submission, additional actions by or requests from the FDA (including a request to once again cease product distribution) and unanticipated costs or delays associated with resolution of these matters; as well as other factors discussed in the “Risk Factors” section of the Company’s most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov.  There can be no guarantee that the Company’s efforts will be successful and that it will be able to resume commercial distribution of its IV infusion pumps.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it does not know whether its expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date.  The Company does not undertake any obligation to update, amend or clarify these forward-looking statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the leading provider of non-magnetic IV infusion pump systems that are safe for use during MRI procedures. Electromechanical medical devices and pumps contain magnetic and electronic parts which generate radio frequency noise, create interference and are dangerous to operate in the presence of the powerful magnet which drives an MRI.  The company’s MRidium (3850/3860+) IV pump systems have been designed with non-ferrous parts, ceramic ultrasonic motors, non-magnetic mobile stands and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures.  The company’s pump solution provides a seamless approach to providing IV fluids before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants must generally be sedated in order to remain immobile during an MRI scan. For more information please visit www.iradimed.com.  MRidium is a trademark of IRADIMED CORPORATION.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com